UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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ACTIVISION BLIZZARD, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Activision Blizzard, Inc.

On April 29, 2022, Activision Blizzard, Inc. (“Activision Blizzard”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2022 Annual Meeting of Stockholders to be held on June 21, 2022. On June 9, 2022, Activision Blizzard submitted the attached Report Feedback Statement to Glass Lewis in connection with the Glass Lewis 2022 Proxy Paper.

June 9, 2022

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

To Glass Lewis:

In connection with the Glass Lewis 2022 Proxy Paper (the “Glass Lewis Report”) issued for Activision Blizzard, Inc. (“Activision Blizzard” or “the Company”) on June 3, 2022, I write on behalf of the Company to provide the following Report Feedback Statement with respect to Glass Lewis’ research and recommendations.

Activision Blizzard appreciates the opportunity to respond directly to the Glass Lewis Report and are pleased that Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that Activision Blizzard stockholders vote “FOR” each of the Company’s director nominees under Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4.

Activision Blizzard is of course committed to full workplace transparency, but believes that Glass Lewis’ recommendation pertaining to Proposal 5, which would require the unnecessary preparation of an additional report regarding the Company’s workplace statistics, is not in the best interest of the Company’s stakeholders.

As the Company has previously shared, the Company does not have the culture that has been mischaracterized in media reports stemming from the inflammatory and inaccurate complaint filed by the California Department of Fair Employment and Housing (“DFEH”). Activision Blizzard nevertheless believes there is always room for improvement to ensure best practices in workplace compliance.

The Board has and its leadership takes workplace concerns seriously and even a single instance of harassment is one too many. The Board along with the Workplace Responsibility Committee continues to oversee the implementation of compliance practices as well as continuous workplace improvements to ensure a safe, welcoming, and diverse workplace. There are two critical issues with Glass Lewis’ recommendation on Proposal 5 that warrant further comment: (i) it relies on inflammatory and inaccurate assumptions about the Company, and (ii) the proposed report would not effectively support the Company’s workplace efforts.

First, in reaching its conclusion on this proposal, Glass Lewis fails to adequately recognize the policies and practices embraced by Activision Blizzard to foster a safe and welcoming workplace. Your conclusion relies on unsubstantiated allegations about the Company that have been circulated in the media and are untrue. There has been no court finding, verdict, or ruling, concluding the DFEH allegations to be true. In fact, the DFEH’s efforts to interfere with the Equal Employment Opportunity Commission (“EEOC”) settlement, which was determined to be fair and reasonable by a federal court, have been denied six times.

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Your supporting statement for Proposal 5 states “there have been alarming news reports that detail allegedly rampant sexual abuse, discrimination, harassment, and retaliation directed toward female employees.” Glass Lewis Report, page 34. Any news reports stating that are false and should not be the basis of a governance proposal. There has never been a charge of “rampant sexual abuse” in any complaint against the Company by any agency. And there certainly has been no ruling, verdict, proper investigation or finding of such an allegation. More importantly, the EEOC, the federal agency that did investigate issues of harassment at the Company, entered into a Consent Decree that was reviewed and approved by a federal court that made no finding of systemic harassment.

When Glass Lewis publishes unsubstantiated, unfounded allegations about Activision Blizzard first made in an inaccurate court filing or by a news outlet, including regarding the Company’s workplace, culture, management, and Board, it risks misleading the Company’s stockholders as they make voting decisions. For instance,

•	The Glass Lewis Report repeats and summarizes DFEH allegations such as that “the Company ignored complaints of blatant harassment, discrimination, and retaliation.” Glass Lewis Report, page 36.

This is untrue. Glass Lewis fails to acknowledge that there has been no court finding, verdict, or ruling, concluding these allegations to be true. DFEH was not assigned to investigate harassment in its agreement with the EEOC, nor did it in fact complete its investigation into issues of harassment at Activision Blizzard. In its written workshare agreement with the EEOC the DFEH was charged with investigating gender pay equity.

As recent court filings reveal, DFEH rushed to file an inflammatory lawsuit for the improper purpose of advancing its settlement position vis-a-vis the EEOC in a jurisdictional turf war. In fact, proceeding with disregard for its ethical obligations under state and federal law, DFEH has actually harmed Activision Blizzard workers by delaying and attempting to derail the EEOC resolution at least six separate times. Each time, a federal court has rejected DFEH’s attempt – even finding that the DFEH’s statements were “simply inaccurate, based on speculation, or otherwise address[ed] issues that the DFEH should not be concerned with.”  EEOC v. Activision Blizzard, Inc. et al, 2:21-cv-07682 (C.D. Cal. Mar. 22, 2022). And in the Consent Decree approved by a federal court, the EEOC, the federal agency that did investigate issues of harassment at Activision Blizzard, made no finding of systemic harassment.

•	The Glass Lewis Report cites to Wall Street Journal reporting that Mr. Kotick was “aware of allegations of misconduct at the Company years prior to the investigations” and “didn't inform the board about everything he knew.” Glass Lewis Report, page 37.

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The Board and its external advisors have diligently reviewed the actions alleged against both Activision Blizzard’s senior executives and the Board by the Wall Street Journal. The Board and its external advisors have determined that there is absolutely no evidence to suggest that either Activision Blizzard senior executives or the Board ever intentionally ignored or attempted to downplay the instances of sexual harassment that occurred and were reported. That work also has not unearthed any evidence, directly or indirectly, suggesting any attempt by any senior executive or employee to conceal information from the Board. The review of contemporaneous documentation and statements by relevant individuals shows that media criticism of the Board and Activision Blizzard senior executives as insensitive to workplace matters is without merit.

In addition, the Board engaged Gilbert F. Casellas, the former chair of the EEOC, co-editor of Workplace Harassment and recognized leader in the fields of employment and diversity and inclusion, to review data from collected investigated reports of gender harassment from across the United States between September 1, 2016 and December 31, 2021.1 Based on his review, Mr. Casellas concluded that there was no widespread harassment, a pattern or practice of harassment, or systemic harassment at Activision Blizzard or at any of its business units during that timeframe. Mr. Casellas further concluded that, based on the volume of reports, the amount of misconduct reflected is comparatively low for a company the size of Activision Blizzard.

Based on that review of the underlying factual record, both the Board and Activision Blizzard senior executives have responded in a timely manner and with integrity and resolve to continuously improve the workplace at Activision Blizzard. Like many large companies from time to time there were truly unfortunate substantiated instances of gender harassment. But those materials do not support the conclusion that Activision Blizzard senior executives or the Board were aware of and tolerated gender harassment. In short, the statements alleging intentional concealments of facts from the Board are simply false.

•	The Glass Lewis Report points to the EEOC suit, noting that it “alleged that employees at the Company were subjected to severe sexual harassment and pregnancy discrimination, and that the Company engaged in retaliation against employees who complained.” Glass Lewis Report, page 37.

This statement ignores the fact that the Consent Decree – filed concurrently with the Complaint as the resolution of the issues raised by the EEOC – does not make any such finding at all against Activision Blizzard. To the contrary, the Consent Decree plainly recites the Company denies the allegations but, without an admission (or finding) of liability, it was resolving these claims; a federal court then reviewed and approved the Consent Decree terms in March 2022, finding that “both the monetary relief and the nonmonetary provisions are fair, reasonable, and adequate.” EEOC v. Activision Blizzard, Inc. et al, 2:21-cv-07682 (C.D. Cal. Mar. 22, 2022).

1        The data set reviewed reflects reports that were investigated and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender) from September 1, 2016 through December 31, 2021, of which Activision Blizzard Inc. has become aware from: (i) its Integrated Investigations Unit (established in October 2021); (ii) Employee Relations (established in May 2020); (iii) its Navex database; and (iv) information collected from various human resources groups of its U.S. operations. Not included are: (i) duplicate reports; and (ii) any reports that may have been made but were not identified through the company’s collection efforts.

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The Glass Lewis Report concludes that “Regardless of the facts of the matter,” Proposal 5 should be approved. Activision Blizzard is confident that Glass Lewis is not suggesting that shareholders disregard the facts. Indeed, the facts particularly in matters relating to the workplace issues matter far more than media speculation. Stockholders should not vote on the basis of false or inflammatory media reports. Their votes should be guided by the facts themselves. The facts demonstrate, as acknowledged in the Report, a commitment to a safe, welcoming, inclusive workplace at Activision Blizzard with transparency and constant investment and improvement to ensure there is not a single instance of workplace harassment, discrimination, or retaliation.

Activision Blizzard respectfully requests that Glass Lewis consider revising the foregoing portions of its analysis to provide a more accurate reflection of the Company’s culture and commitment to workplace initiatives.

Second, the proposed report in Proposal 5 would not effectively support the Company’s workplace efforts.

The proposed report, while well intentioned, offers imprecise, “one size fits all” metrics—in some instances disregarding local laws—and diverting valuable resources from the investigation and resolution of workplace complaints. Though the Board is committed to measuring the speed and effectiveness of the Company’s changes, Proposal 5’s metrics do not effectively assess how the Company is responding to employee concerns and could subject the Company to unwarranted legal risk.

Activision Blizzard’s Commitment to Transparency

Activision Blizzard believes transparency with the Company’s stakeholders is a critical part of the Company’s mission. Where the Company can, in light of privacy and other limitations, the Company is sharing more information with employees and stockholders as to the outcome of the efforts relating to the workplace environment. For example, with the recent publication of the Company’s ESG report for 2021, Activision Blizzard has made its consolidated EEO-1 report publicly available. Activision Blizzard also has shared more comprehensive information on the demographics of its workforce using classifications and job levels that the Company believes are more accurate and useful in assessing progress in every country in which the Company operates.

Additionally, Activision Blizzard has engaged with stockholders regarding the Company’s workplace environment and received input from them around the reporting of information such as that contemplated in the proposal. Consistent with the Company’s views, some stockholders have similarly expressed concerns that disclosing metrics like those requested in the proposal would not meaningfully inform the Company’s stockholders. As a foundational matter, the metrics would be presented without context or benchmarking to understand their relative significance and magnitude as compared to other companies. The volume of settled and pending claims, aggregate dollar amount of settled disputes, and the speed to resolution does not communicate whether the amount of such claims is reasonable or whether they were satisfactorily resolved.

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Further, disclosing data about such matters, even on an aggregated basis, could potentially reveal more information about an individual employee’s allegations than that employee would wish to reveal, while excluding that data at an employee’s request could lead to public reports that are misleading and not helpful to stockholders. Ultimately, reporting aggregated statistics would not present a complete or meaningful picture of the status of these matters or the Company’s improvements in its workplace. Such reporting would also divert resources away from the Company’s continuous efforts to improve the workplace culture and ensure a safe working environment.

Finally, as Activision Blizzard has indicated, the proposal is premised, in part, on an unsupported, inaccurate and substantially overstated assessment of hypothetical liability inaccurately calculated by an attorney in a filing made on behalf of DFEH. The speculative liability estimate appears to be based on faulty assumptions, inaccurate guesses about factual matters, and multiple mathematical errors. This inaccurate information does not in any way lend support to the request in the proposal. To be clear, there has been no court finding, verdict, or ruling, concluding these allegations to be true. DFEH was not assigned to investigate harassment in its agreement with the EEOC, nor did it in fact complete an investigation into issues of harassment at Activision Blizzard. And in the Consent Decree approved by a federal court, the EEOC, the federal agency that did investigate issues of harassment at Activision Blizzard, made no finding of systemic harassment.

For the reasons expressed above, Activision Blizzard is of the view that continuing to focus its efforts on responding directly to employee concerns and continuing to implement workplace improvements is the best use of Company resources to ensure a safe, welcoming, and inclusive workplace.

While Activision Blizzard shares your desire to ensure even greater transparency on workplace concerns the Company respectfully requests that you reconsider your position on Proposal 5.

Activision Blizzard encourages its stockholders to vote “AGAINST” Proposal 5.

Additional Discrepancies

In addition to the above, Activision Blizzard believes the following aspects of the Glass Lewis report may be misleading to stockholders as they make voting decisions in reliance upon Glass Lewis’s Report. Activision Blizzard respectfully requests that Glass Lewis consider revising the following areas, for accuracy:

Reliance on Outdated Disclosures – In its analysis of Proposal 5, Glass Lewis fails to acknowledge Activision Blizzard’s most recent Environmental, Social & Governance disclosures, including on page 38, where Glass Lewis refers to the ESG report from last year. In fact, Activision Blizzard already has published its 2021 ESG report, which includes the Company’s global median pay analysis, as well as the Company’s consolidated EEO-1 report for 2021. By failing to account for the current disclosures, Glass Lewis provides an incomplete assessment of the Company, contributing to its erroneous conclusion that the report requested in this proposal is in the best interest of stockholders.

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Peer Group Concerns – On the Compensation Analysis on page 12, Glass Lewis includes certain peers that are not actually peers. In particular, the Glass Lewis and Industry Peer groups on pages 10 and 12 include AMC, a company which owns physical movie theaters and exhibits feature films. Activision Blizzard’s Compensation Committee and outside compensation advisors do not consider AMC to have any relevance in its peer group.

The Activision Blizzard Compensation Committee thoughtfully constructs a peer group of companies in the following categories: companies with whom the Company competes for talent; companies which participate within the Company’s industry sector; companies in adjacent industries; companies with comparable business models and organizational complexity; companies with comparable geographic footprints; and/or companies with comparable annual revenues and/or market capitalization.  The Compensation Committee does not consider companies which are irrelevant to the Company’s business or the Company’s marketplace for talent for inclusion in the Company’s peer group. This is particularly the case for such companies with market capitalizations which are significantly smaller than Activision Blizzard’s, such as AMC. For context, Activision Blizzard’s market capitalization exceeds $60 billion, while the market capitalization of AMC is $6 billion. The Company notes that at one-tenth the size of Activision Blizzard, adding AMC is also inconsistent with Glass Lewis’ stated belief that a peer group should range from 0.5 to 2 times the market capitalization of the Company.

Inaccurate Characterization of Executive Pay Modifications – Activision Blizzard does not believe the Glass Lewis report adequately acknowledges the scope of modifications made to the Company’s executive pay program in direct response to stockholder feedback received by the Board through its robust stockholder outreach program. On page 28, Glass Lewis describes the Activision Blizzard Board’s responsiveness to the 2021 Advisory Vote on Executive Compensation (“say on pay”), stating that the Company “noted some changes already announced prior to the vote.” In fact, the Activision Blizzard Board has been highly responsive to recent say on pay votes, significantly modifying the CEO’s employment agreement based directly on stockholder feedback received prior to the vote. Among other things, those principle changes included reducing total CEO pay to the lowest quartile of the Company’s peer group; eliminating the applicability of certain features of the CEO’s employment agreement; granting a greater percentage of long-term incentives in the form of PSUs rather than stock options; and adding an ESG component to the strategic objectives underlying the Company’s executive bonuses. Activision Blizzard also notes that its CEO’s total 2021 compensation was $826,549 an amount lower than any member of the Company’s peer group including AMC.

Lack of Context in Analysis of Executive Compensation – Glass Lewis fails to provide sufficient context around certain assertions in its analysis of the Company’s executive compensation program. For example, on page 25, Glass Lewis notes that Mr. Zerza’s base salary increased during the past year but omits the crucial detail that this was the result of Mr. Zerza’s promotion to Chief Financial Officer on March 29, 2021. And on page 26, regarding short-term incentives, Glass Lewis notes that Mr. Zerza received payments under a separate program, but omits that Mr. Zerza no longer participates in that separate program now that he is an Activision Blizzard NEO.

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Opaque and Misleading Ratings – The Glass Lewis report includes several ratings by external parties that are based on opaque methodologies and for which the Company was not given an opportunity to review for accuracy. For example, on the Bitsight Cyber Security Rating Profile on page 9, as noted in the report the ratings are calculated using a proprietary algorithm, which “requires no information from the rated entity.” The Company believes this may be misleading to stockholders, as it is unclear how the rating is calculated, nor was Activision Blizzard given an opportunity to submit or review the data that somehow results in this score. Given the strength of the Company’s information security capabilities and without meaningful data to support and/or rebut the accuracy of the rating or its assumptions, Activision Blizzard believes this unsupported portion of the report should be eliminated.

Regarding the Company’s approach to data privacy, the Company operates a risk-based security program to triage and assess risks to the Company’s infrastructure, people, players, and data. Activision Blizzard has a comprehensive security policy framework against which the Company manages risk. The Company also performs risk-based vetting of third parties that Activision Blizzard does business with, in order to uphold confidentiality, integrity, and availability of the Company’s data. The Company has an experienced, dedicated function focused on risk assessment and proactive vulnerability detection. In addition to traditional risk management, The Company has built a “threat intelligence” program which tracks the threat landscape relevant to its industry and business, providing relevant insights and early warning. If the Company identifies a data security breach, it is promptly addressed with the assistance of the IT teams and other internal stakeholders, and appropriate notice is provided to impacted individuals as required by applicable law. With over 350 million players in 190 countries, you can appreciate the seriousness with which Activision Blizzard manages the cybersecurity function.

Incomplete Descriptions of Legal Matters – Several sections of the Glass Lewis analysis describe recent litigation but neglect important details:

•	On page 16, in the section titled Settlement with Equal Employment Opportunity Commission, Glass Lewis notes the Company’s announcement that the court would approve the consent decree, but fails to acknowledge that in March 2022, the consent decree was approved by the United States District Court, Central District of California as “fair, reasonable, and adequate and advanc[ing] the public interest”.

•	On page 16, in the section titled Shareholder Derivative Action, Glass Lewis describes a putative class action filed in the United States District Court, Central District of California on August 3, 2021, but fails to acknowledge that on April 18, 2022, the court dismissed the complaint in this action, ruling none of the plaintiff’s challenges to the disclosures supported a claim. Glass Lewis also fails to note that in the May 20, 2022 dismissal of the complaint in the derivative action filed on November 15, 2021, the court rejected the claim that the Board failed to discharge its oversight duties and noted (among other things) that internal Board materials cited by the shareholders undercut their claims by demonstrating specific actions taken during the relevant period to address alleged workplace issues.

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•	On page 16, in the section titled California Department of Fair Employment and Housing Matter, Glass Lewis states that DFEH, “also sought a motion to intervene in the EEOC matter discussed below, seeking to object to the consent decree, among other things.” In fact, the United States District Court overseeing the EEOC case denied DFEH’s motion to intervene, and DFEH has appealed that decision and filed an additional motion to intervene for the purposes of the appeal. The District Court also denied this second motion to intervene (for purposes of the appeal) on June 3, 2022.

•	On page 17, in the section titled Legal Proceedings Regarding the Merger, Glass Lewis describes complaints against the Company and its directors asserting certain violations in relation to the Company’s pending merger with Microsoft; however, Glass Lewis fails to acknowledge that these actions have been voluntarily dismissed.

Activision Blizzard thanks you for the opportunity to correct the record. The Company encourages its stockholders to consider all relevant factors when making their voting decisions. The Company is available to engage with its stockholders and Glass Lewis to answer any questions ahead of the Annual Meeting scheduled for June 21, 2022.

Sincerely,

Christopher Hickey

Senior Vice President, Investor Relations

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